Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Wag.! Group Co. (formerly CHW Acquisition Corp.) on Form S-8 of our report dated March 9, 2022, which includes an explanatory paragraph as to CHW Acquisition Corporation’s ability to continue as a going concern, with respect to our audit of the financial statements of CHW Acquisition Corp. as of December 31, 2021 and for the period from January 12, 2021 (inception) through December 31, 2021 appearing in the Annual Report on Form 10-K of CHW Acquisition Corp. for the period from January 12, 2021 (inception) through December 31, 2021. We were dismissed as auditors on August 15, 2022 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements incorporated by reference in such Prospectus for the periods after the date of our dismissal.

/s/ Marcum LLP

Marcum LLP
New York, New York
November 30, 2022